                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            OPENWAVE SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., JAMES L. ZUCCO AND ANDREW J. BREEN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

NEWS RELEASE

For Immediate Release:  January 8, 2007

    HARBINGER FURNISHES DEFINITIVE PROXY MATERIALS TO OPENWAVE SYSTEMS, INC.
                                  STOCKHOLDERS

         Harbinger will Begin Soliciting Proxies on January 8, 2007

New York, New York / PRNewswire / On January 8, 2007, Harbinger Capital Partners filed definitive proxy material (the "Proxy") with the Securities and Exchange Commission (the "SEC"). The Proxy was furnished by Harbinger, James L. Zucco ("Mr. Zucco") and Andrew J. Breen ("Mr. Breen") to the stockholders (the "Stockholders") of Openwave Systems Inc. ("the Company") (NASDAQ: OPWV) in connection with the solicitation by Harbinger, Mr. Zucco and Mr. Breen of proxies to be voted at the Company's 2006 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, January 17, 2007 at 8:30 a.m. PST at the Company's offices located at 2100 Seaport Boulevard, Redwood City, California 94063.

The Proxy statement and form of Proxy will be mailed to Stockholders on or about January 8, 2007. Harbinger and Messrs. Zucco and Breen are soliciting proxies from Stockholders in order to elect Mr. Zucco and Mr. Breen to the Board of Directors of the Company (the "Board") as Class III
                                                     -----
directors. Harbinger is asking Stockholders to elect Mr. Zucco and Mr. Breen to replace the current Class III directors.

Harbinger Capital Partners has outlined initiatives to improve Openwave's strategy and performance and believes that the significant industry expertise and directly relevant experience of the Harbinger nominees will enable them to help the Company implement these changes. Harbinger's initiatives aim to reverse the Company's deteriorating performance, increase shareholder value and enable the Company to successfully capitalize on its market opportunity.

"We are seeking to elect nominees to the Board because we are disappointed with the performance of the Company's stock and with the strategic direction of the Company," said Howard Kagan, a Managing Director of Harbinger Capital Partners. "We strongly believe that in order for stockholders to mitigate and reverse the losses they have suffered and to take full advantage of the Company's true potential, significant immediate changes are required. Furthermore, while we are pleased that the Company has authorized a share buyback program, as we encouraged them to do, we believe that the amount is inadequate and we would like further assurances that any such program be executed in a timely manner."

Included in the Proxy material filed today by Harbinger Capital Partners is the following message to Stockholders:

      PROTECT YOUR INVESTMENT -- VOTE THE ENCLOSED GREEN PROXY CARD TODAY!

Dear Fellow Stockholder:


      Harbinger Capital Partners is the owner of 10 million shares of Openwave Systems, Inc., representing approximately 10.6% of the outstanding shares. We are extremely disappointed and frustrated with the deteriorating shareholder value at the hands of the present Board of Directors. We strongly believe that the Board of Directors cannot continue business as usual and that the Board needs new and independent directors with fresh ideas to help reverse a downward spiral. Harbinger is running an opposing slate of two nominees, Messrs. Zucco and Breen, who we believe can achieve that objective. IT IS NOT OUR OBJECTIVE TO TAKE CONTROL OF THE BOARD, BUT TO ADD NEW INDIVIDUALS WITH

NEW SKILLS SETS TO CREATE SHAREHOLDER VALUE. PLEASE SUPPORT OUR EFFORTS BY VOTING THE ENCLOSED GREEN PROXY CARD TODAY.

        CHANGE IS NEEDED TO STOP THE DESTRUCTION OF SHAREHOLDER VALUE AT
                                    OPENWAVE

      OPENWAVE'S STOCK PRICE HAS DROPPED MORE THAN 70% FROM ITS ANNUAL HIGH OF $22.59 ON 4/19/06. This drop was due in part to an options backdating inquiry but was primarily due to the Company's failure to meet product sales guidance which had previously been announced to the market. While we are pleased that the options issues are largely resolved, we share the view of many in both the industry and investment community that there are other looming issues which continue to negatively impact the Company and its stock price.

      Over the last 9 months, the Company has experienced delays in development and deal flow for new products, an increasing percentage of revenue from professional services as compared with software license sales, and a bloated cost structure that assumes overly optimistic revenue projections for the next two years. ALL OF THESE FACTORS HAVE RESULTED IN MANAGEMENT LOSING CREDIBILITY WITH MANY OF ITS INVESTORS.

           WE BELIEVE IN THE POTENTIAL FOR A STRONG FUTURE AT OPENWAVE

      Despite this, we believe in the Openwave story, and continue to be impressed with its technology, its enviable position with wireless service providers and the substantial amount of cash on its balance sheet. However, we share the concerns we have heard this year from many other stockholders and the research community regarding the challenging position the Company is facing and the failure to execute over recent quarters. Revenue and earnings have been dismal and we have noted a disturbing drift toward service revenues and away from more lucrative software license revenues. Furthermore, as the Company has stated, consolidation in the telecom industry has resulted in fewer customers and more restrained spending, making for a more challenging business environment.

      At the same time, Openwave has been delayed in bringing new products to market. Since the Company's future success is directly tied to customer adoption of data services -- which has been slower than predicted and might develop over a longer time frame than the Company projects -- we believe the Board of Directors should take a fresh look at the Company's strategy and business position, reassessing its capital investment spending and leadership, particularly in product development and sales. The Board should examine the wisdom and return on investment of its growth by acquisition strategy, and consider reducing its overhead levels until new momentum builds. The Board should also evaluate returning Openwave's excess cash to stockholders.

             WE HAVE A PLAN TO RESTORE STOCKHOLDER VALUE AT OPENWAVE

      Harbinger Capital Partners believes Openwave has as compelling an opportunity as any in the industry to capture future infrastructure business due to its historically strong position with the mobile browser and MAG products. However, the Company cannot simply rely on its legacy position for data services, as the next generation of products will see larger players offering competing products integrated with their hardware, software (especially voice), and service offerings. The Company must focus on offering service providers an independent open-source solution as an alternative to proprietary data solutions which lock them into a single vendor and platform. Though the Company's legacy position with wireless service providers gives it a competitive advantage, we believe the Company must implement immediate changes to ensure that it can bridge this challenging transition period.

      Based on our analysis of the Company, the industry and the current market environment, we recommend that the Board examine the following proposals for improving profitability, strengthening the Company's franchise and increasing shareholder value. We believe that bringing a new perspective to the Board to evaluate these important questions is an important part of ensuring a turnaround in the Openwave story. Our nominees will be committed to pursuing the following agenda:

 IMMEDIATELY REDUCE QUARTERLY OPERATING EXPENSES TO APPROXIMATELY $50 MILLION.

      The Company has disclosed its intention to reduce SG&A expenses to a lower percentage of revenue. However, this assumption is based on aggressive revenue growth by some future date and not on meaningful cost reductions. Given the uncertainty of deal flow for new products as well as declining revenues and pricing pressure for legacy products, the Company's revenue is more likely to remain in its current range for the next several quarters and therefore there must be some contribution to margin generated by reducing costs. We believe that the Company can make reductions to be more in line with comparables without risk to R&D, as most cuts can be made in SG&A through office consolidation, reduction in redundant headcount, sales reorganization, and other administrative cost reductions.

      We plan to investigate office, IT, and personnel expenses, along with a hiring slowdown by ensuring that senior management approves all new hire requisitions. We believe there are excess costs stemming from the lack of consolidation of offices and process integration of the many acquisitions. Openwave officially lists over 20 offices worldwide, and a recent check of their current job listings on their website reveals nearly 50 hiring offices. Many of these offices are hiring non-sales staff and multiple offices exist within the same region. In addition, the Company has been hiring rapidly in the services organization on a worldwide basis. Management has told us that they hire services personnel at customer sites. While some long-term services contracts may require local personnel, this is not an efficient practice to ensure resources can achieve maximum utilization across customers. We also believe cost savings will arise from the product review process outlined below. Many of these excess costs are a direct result of the failure to integrate past acquisitions efficiently and can be accomplished without impairing future growth. A properly aligned cost structure will lead to improved profitability and investor confidence in management.

        PRUNE NON-PERFORMING PRODUCT LINES TO FURTHER REDUCE COSTS.

      As important as it is to maintain support for customers of legacy software, many of the Company's aging lower-margin products no longer warrant continued investment. This allocation of resources distracts management, the sales organization, and R&D employees from what is really important -- developing and selling current/new products. If a product is no longer strategic or performing, it should be moved out of the product group. The Company needs to apply a specific set of investment metrics against all current and planned products. This should include a thorough and consistent evaluation of the ROI, market size, potential customer uptake, sustainable engineering and maintenance spend as a percentage of revenue, and new sales growth as a percentage of total recurring revenue. Products that do not meet the criteria for continued investment should be sold, or turned over to the services team for high-margin custom-only projects and/or end-of-life wind down.

   USE PROFESSIONAL SERVICE ONLY TO SUPPORT SOFTWARE SALES AND DEPLOYMENT

      Along with a margin drag from commoditized products, Openwave suffers from an increasing reliance on lower margin services revenue. As most stockholders know, Openwave should strive for a mix of business that merits it trading at software development company multiples, not the lower multiples of a services/consulting company. We feel the Company should try to limit its services revenue to no more than 25% of its overall revenue mix. We urge the Company to only seek and accept professional services business that supports the sale and usage of its core software products. Also, for that portion of the business that must remain in services, the Company should take immediate steps to increase services margins by moving certain functions to lower cost offshore locations and by shifting some business to systems integrator partners. In addition, we recommend that the Company's reorganized sales teams have a separation of "church and state" between licensing and services. If the same sales person is selling both services and licenses to a customer, there will be a tendency to close services deals and discount high-margin licenses.

   ESTABLISH A UNIFIED AND FOCUSED "PLATFORM" VISION FOR YOUR OVERALL PRODUCT
                OFFERING WITH YOUR MOST STRATEGIC CORE PRODUCTS.

      The Company is supporting a very broad product line with a divergent mix of products for each customer. It has now embarked upon creating significant new technology (OPPS and ODP), which is unproven in the marketplace and has only minor tie-ins to existing products. Furthermore, perceived delays in the product development and release of these new products have caused investors to worry about the future of the Company. We urge the Company to develop a unified vision and customer message with a coherent business, market, and technology strategy. The value proposition should clearly communicate that an investment in the Openwave platform can be leveraged across multiple applications and product generations, including customized projects and third party plug-ins. The Company's customers then know they have a long-term investment where new and custom applications (e.g. LBS, friend finder, music delivery, personalized portal) are seamless add-ons, not independent product silos. The Company will benefit from tighter rationalization of investment in product R&D as well as a move away from products being highly customized for each customer by the core engineering group.

        IMMEDIATELY COMMENCE A SIGNIFICANT SHARE REPURCHASE PROGRAM

      As of 9/30/06, the Company had cash and cash investments totaling $505.1 million and net cash (after deducting the convertible debt) of approximately $355 million. While we recognize that a strong balance sheet is needed in order to compete for business in Openwave's end markets, we feel strongly that the amount of cash currently on hand could only be justified by management's desire to make acquisitions, especially since the Company should be operating cash flow positive this year. Furthermore, while we recognize that acquisitions are an important part of any growth strategy, we do not think funding large-scale acquisitions at this point in time would be a prudent use of this capital.

      The past acquisitive nature of the Company has contributed to its bloated cost structure and as a result, we are wary of the Company's ability to identify, value and integrate appropriate acquisition targets. The acquisition of Musiwave exemplifies this track record. While we are excited about the prospects for growth and revenue diversification that Musiwave provides, we feel strongly that management overstated how accretive the Musiwave acquisition would be, and has not done enough to extract synergies from this acquisition. Given these issues and our view that the stock is inexpensive relative to its intrinsic value, we believe the Company should take steps to implement a $200 million share repurchase program or Dutch auction tender, reducing current shares outstanding by approximately 25% based on the stock price on 12/26/06. This would leave the company with net cash of approximately $155 million (gross cash of twice the outstanding debt) which should provide ample financial flexibility.

ADDRESS LEADERSHIP ISSUES WHICH HAVE STIFLED THE DEVELOPMENT OF A CLEAR STRATEGY

      Over the past 2 months, Harbinger Capital Partners has had multiple discussions with senior management at Openwave, including David Peterschmidt, CEO, in order to better understand the Company's vision during this period of transition. We believe that a coherent, well thought-out strategy which has been debated and agreed upon by senior management and the Board is necessary to guide any Company. We are concerned that the actions taken by the Company in August of 2006 to remove a great number of key senior managers, including its chief marketing officer, chief administrative officer, chief operating officer and chief strategy and business development officer, creates a dangerous level of turnover and a lack of cohesion among senior management which has directly impacted the development of a unified strategy. More recently, the resignation of David Whalen, senior vice president and general manager of worldwide sales, gives us additional cause for concern regarding turnover at the senior management level.

       In fact, it seems to us that the senior management strategy changes very frequently, as with the elimination of the new chief marketing officer less than a year after she was brought on by Mr. Peterschmidt with great fanfare. We believe these management cuts and departures are indicative of an unhealthy level of disagreement at the senior level which has contributed to the lack of a clear, executable strategy for the Company. The Board should take steps to identify the cause of this conflict and remedy it. We are concerned that the Board may be hearing of these management issues only through the voice of Mr. Peterschmidt. While this may be appropriate in a more stable situation, the level of turnover here demands more Board involvement in senior management morale and direction.

                   BRING A FRESH PERSPECTIVE TO THE BOARD

      Harbinger Capital Partners has submitted two nominees for the Class III director seats which are up for election at this year's annual meeting. As is evidenced from their biographies, which are described in our proxy, Andrew Breen and James Zucco have both the deep industry expertise to understand how Openwave's customers purchase software and services, as well as the operating/strategic experience to help implement a plan which addresses the myriad of issues facing the Company. We are also confident that the Board would benefit from debating these issues and formulating its plan without the direct influence of Mr. Peterschmidt as a Board member.

      We are excited about Openwave's market opportunity and believe that steps can be taken to dramatically improve the Company's operating performance, bring discipline to management of costs and products, and increase shareholder value. The first course of action for the Company should be to re-assess how best to capitalize on its market opportunity and our Board nominees are in a unique position to help the Company work through this process.

      However, if it becomes clear during the course of this analysis that the Company cannot achieve its goals in the current competitive environment, then there is a danger that Openwave could slowly turn into a consulting services business, which would result in a permanent loss in shareholder value. Instead, a sale to a strategic buyer may be the best way to maximize shareholder value by ensuring a strong leadership team will be available to take advantage of Openwave's great products. We trust that the Board would seriously consider this option as well.

      We hope that you will support our efforts to add a stockholder voice to the Openwave Board by voting the enclosed GREEN proxy card. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., by telephone at (800) 322-2885 or by email at proxy@mackenziepartners.com.

                                     Sincerely,
                                     Howard Kagan
                                     Managing Director
                                     Harbinger Capital Partners

For further information contact:


John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation

Telephone: (205) 987-5576
E-mail:  Jmccullough@harbert.net

or

John Dooley
Taylor Rafferty

Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com